Exhibit 99.1

The Empire District Electric Company Earnings Report

JOPLIN, Mo.--(BUSINESS WIRE)--October 27, 2011--The Empire District Electric Company (NYSE:EDE), an operator of regulated electric, gas and water utilities, announced today the results for the quarter and twelve months ended September 30, 2011.

Highlights

  The Company reported consolidated earnings for the third quarter of 2011 of $25.2 million, or $0.60 per share, compared with 2010 same quarter earnings of $23.0 million, or $0.56 per share (or $0.55 per share on a diluted basis). Earnings for the twelve months ended September 30, 2011 were $54.7 million, or $1.31 per share. This compares to earnings of $46.9 million, or $1.19 per share, for the 2010 twelve month period.
  Approximately 3,900 residential, commercial and industrial customers remain unable to return to service due to damaged or destroyed structures resulting from the EF-5 tornado that struck the Joplin, Missouri area on May 22, 2011. Approximately 600 temporary housing units have been added to our system during the third quarter to shelter local residents displaced by the tornado. Estimated storm restoration costs remain at $20 million to $30 million, of which approximately $19.1 million has been incurred to date. The majority of these costs have been capitalized. The ongoing loss of revenue associated with the tornado was mitigated by increased customer usage due to storm recovery efforts, rate increases that became effective during 2010 and early 2011, and record hot weather during the quarter. Based on monthly Cooling Degree Days, the third quarter was the warmest in the past 30 years due primarily to extreme temperatures in July and early August. The loss of electric load and corresponding revenues from the tornado is expected to continue as customers rebuild. An Accounting Authority Order filed with the Missouri Public Service Commission shortly after the May 22 tornado remains pending. It requested authorization to defer expenses associated with the storm and to allow for the recovery of the loss of the fixed cost component included in our rates resulting from lost sales.
  In response to this expected loss of revenues, our level of retained earnings and other relevant factors, our Board of Directors suspended our quarterly dividend for the third and fourth quarters of 2011. Based on current conditions and knowledge, at today’s meeting the Board of Directors reaffirmed their expectation to re-establish the quarterly dividend at an approximate level of $0.25 per share for the first quarter of 2012.

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations)
	Quarter Ended September 30, 2011
	Electric	Gas	Other	Consolidated
Revenues	$ 157,619	$ 5,052	$ 1,761	$ 164,284
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	54,316	1,225	––	55,541
Other Operating Expenses	67,944	3,310	1,187	72,293
Operating Income	35,359	517	574	36,450
Net Income	$ 25,276	$ (427)	$ 335	$ 25,184
Earnings Per Weighted-Average Share, Basic and Diluted				$0.60

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations)
	Quarter Ended September 30, 2010
	Electric	Gas	Other	Consolidated
Revenues	$ 147,128	$ 5,403	$ 1,703	$ 154,086
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	57,286	1,554	––	58,840
Other Operating Expenses	59,015	3,292	1,214	63,373
Operating Income	30,827	557	489	31,873
Net Income	$ 22,887	$ (388)	$ 482	$ 22,981
Earnings Per Weighted-Average Share,
Basic				$0.56
Diluted				$0.55

Third Quarter Electric Results

Electric segment revenues were higher for the 2011 quarter compared to 2010 by approximately $10.5 million. Rate changes, primarily for our Missouri and Kansas customers, increased revenues approximately $13.1 million over the 2010 period. Reduced customer counts resulting from the May 22 tornado caused a decrease in kilowatt hour sales of approximately 2.5% and an estimated decrease in revenues of $4.3 million compared to the 2010 third quarter. Although we experienced near-record high temperatures in our electric service territory during July and early August, temperatures during the month of September were unusually mild. The net result of these dramatic swings in temperatures during the quarter was an estimated increase of $2.0 million in revenues due to weather and other factors, partially offsetting the impact of the reduced customer counts. Off-system revenues decreased $0.3 million when compared to the 2010 period.

Total fuel and purchased power expenses for the quarter decreased approximately $3.0 million compared to the 2010 quarter. While the Company’s coal fuel costs increased $4.8 million in the 2011 quarter when compared to 2010, gas fuel costs decreased $3.9 million. Increased volumes and prices related to coal were largely offset by decreases in volume and prices related to natural gas. Purchased power costs decreased by approximately $0.4 million compared to the 2010 period, which was mostly attributable to lower volumes. Fuel adjustment mechanisms, including the effect of recognizing fuel expense as previously deferred costs are recovered from customers, decreased fuel expense by approximately $3.5 million compared to the adjustments made in the 2010 third quarter.

Electric gross margin, which we define as electric revenues less fuel and purchased power costs, increased approximately $13.5 million during the 2011 quarter when compared to the 2010 third quarter. This increase is primarily attributable to the rate changes discussed above.

Other operating expenses increased in total by approximately $3.0 million during the third quarter of 2011 compared to 2010. The increase was mostly attributable to higher levels of pension costs, increased operating costs associated with the addition of Plum Point and Iatan 2 generating stations to our generating fleet, and increased transmission operating expenses primarily related to transmission of electricity by others. Maintenance expenses increased by approximately $1.2 million when comparing the two periods, resulting from a $0.2 million increase in production maintenance costs and a $1.0 million increase in distribution, transmission and other maintenance costs. Depreciation and amortization increased approximately $0.1 million in the 2011 quarter compared to 2010. Increased depreciation expense due to higher levels of plant in service was largely offset by a decrease in regulatory amortization expense due to the termination of construction accounting during the second quarter of 2011. Other taxes increased $0.8 million over the 2010 period, due primarily to property tax increases associated with higher levels of plant in service. In summary, the electric segment net income was $25.3 million for the 2011 quarter compared to $22.9 million for 2010.

Third Quarter Gas Results

Gas segment revenues for the third quarter of 2011 were lower by $0.4 million compared to 2010. The cost of natural gas sold and transported decreased $0.4 million. As a result, gas segment gross margin (gas operating revenues less costs of gas in rates) remained relatively flat when compared to the 2010 period. Gas segment operating, maintenance and depreciation expenses were relatively flat when comparing the quarters. Net loss for the gas segment was $0.4 million for the 2011 quarter which was the same amount as the 2010 quarter.

Third Quarter Consolidated Results

Total interest expense increased approximately $1.3 million in the 2011 third quarter compared to 2010. Long term debt interest expense decreased by $0.1 million, mostly from refinancing $50 million of debt in 2010. Short term debt interest was also lower by approximately $0.1 million. Other interest costs increased approximately $0.8 million, mostly due to carrying charge deferrals recorded in 2010 related to the Iatan 2 Generating Station which was placed in service in August, 2010. A decrease in the allowance for funds used during construction (AFUDC) income of $0.7 million also added to the increase in interest costs. The Company’s other income and deductions lowered earnings compared to the 2010 third quarter as the equity AFUDC decreased approximately $0.8 million. The Company’s AFUDC was lower mainly due to the Iatan 2 and Plum Point Generating Stations being in service during the 2011 third quarter.

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations)
	Twelve Months Ended September 30, 2011
	Electric	Gas	Other	Consolidated
Revenues	$ 523,177	$ 47,750	$ 6,584	$ 576,919
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	202,835	23,662	––	226,497
Other Operating Expenses	233,084	17,457	4,777	254,726
Operating Income	87,258	6,631	1,807	95,696
Net Income	$ 50,340	$ 2,840	$ 1,560	$ 54,740
Earnings Per Weighted- Average Share, Basic and Diluted				$1.31

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations)
	Twelve Months Ended September 30, 2010
	Electric	Gas	Other	Consolidated
Revenues	$ 470,911	$ 52,993	$ 6,019	$ 529,331
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	197,783	28,978	––	226,761
Other Operating Expenses	202,587	17,725	4,484	224,204
Operating Income	70,541	6,290	1,535	78,366
Net Income	$ 42,902	$ 2,462	$ 1499	$ 46,863
Earnings Per Weighted- Average Share, Basic and Diluted				$1.19

Twelve Months Ended Electric Results

Electric segment revenues for the twelve months ended September 30, 2011 increased $52.3 million over the same 2010 period. Rate changes, primarily for our Missouri and Kansas customers, added approximately $55.3 million to the 2011 period compared to the 2010 period. The increase in revenues attributable to rate changes was partially offset by weather impacts and negative customer growth, which decreased revenues approximately $2.7 million and $4.9 million, respectively. Customer growth was largely impacted by the May 22, 2011 tornado. Off-system revenues increased approximately $3.9 million over the 2010 period and other electric revenues increased $0.7 million on a comparative basis. Total fuel and purchased power expenses for the 2011 twelve month period increased by approximately $5.1 million over the 2010 period. Increased overall volumes, in large part due to warmer summer temperatures in the 2011 twelve month period, resulted in increased electric fuel and purchased power expense. In addition, fuel expense increased over last year due to the net effect of previously deferred costs being recovered from customers and recognized as expense. These changes in revenues and fuel and purchased power expenses resulted in an increase in electric gross margin of approximately $47.3 million during the 2011 twelve-month period when compared to the 2010 period.

Other operating expenses increased about $6.8 million, driven in large part by the factors previously discussed in the third quarter electric results. Maintenance expenses increased approximately $6.0 million. Depreciation increased $10.8 million, which was primarily driven by increased Missouri regulatory amortization and depreciation of plants put in service in 2010 net of regulatory deferrals for Iatan 2. Other taxes were higher by $3.7 million in the 2011 period compared to 2010, reflecting increased property taxes due to higher levels of plant in service.

Overall, the electric segment 2011 twelve month period resulted in net income of $50.3 million compared to $42.9 million for the same 2010 period.

Twelve Months Ended Gas Results

Revenues from gas operations during the 2011 twelve month period decreased $5.2 million compared to the same 2010 period. The cost of natural gas sold and transported decreased $5.3 million during 2011, resulting in an overall increase in gas segment margin of $0.1 million. The increased margin was primarily the result of the gas rate case which was effective April 1, 2010. Other operating expenses decreased by $1.1 million, while maintenance expenses remained relatively flat when compared to the 2010 period. Depreciation was higher by $0.8 million compared to the 2010 period, but other taxes were lower by approximately $0.2 million. The gas segment net income for the twelve month 2011 period was $2.8 million compared to $2.5 million for 2010.

Twelve Months Ended Consolidated Results

Total interest charges increased approximately $3.1 million in the 2011 twelve month period compared to 2010. Interest expense related to long term debt decreased $3.2 million, and short term debt interest was lower by $0.7 million. Other interest costs were lower by $0.9 million which was largely due to carrying charge deferrals. Lower debt related costs were offset by a decrease in income related to debt AFUDC of $7.1 million. The other income and deductions category decreased earnings by $6.4 million when comparing the twelve month periods and was primarily driven by a decrease in equity AFUDC as the Iatan 2 and Plum Point Generating Stations were in service during the 2011 period.

Reconciliation of Earnings Per Share

The following reconciliation of basic earnings per share compares the quarter and twelve months ended September 30, 2011 versus September 30, 2010 and is a non-GAAP presentation. The economic substance behind our non-GAAP earnings per share (EPS) measure is to present the after tax impact of significant items and components of the statement of income on a per share basis before the impact of additional stock issuances. We believe this presentation is useful to investors because the statement of income does not readily show the EPS impact of the various components, including the effect of new stock issuances. This could limit the readers’ understanding of the reasons for the EPS change from previous years. This information is useful to management, and we believe this information is useful to investors, to better understand the reasons for the fluctuation in EPS between the prior and current years on a per share basis.

This reconciliation may not be comparable to other companies or more useful than the GAAP presentation included in the statements of income. We also note that this presentation does not purport to be an alternative to earnings per share determined in accordance with GAAP as a measure of operating performance or any other measure of financial performance presented in accordance with GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The dilutive effect of additional shares issued in this table reflects the impact of all shares issued in the respective periods presented.

	Quarter Ended	Twelve Months Ended
Earnings Per Share – September 30, 2010	$ 0.56	$ 1.19
Revenues
Electric segment	0.16	0.87
Gas segment	(0.01)	(0.09)
Other segment	0.00	0.01
Expenses
Electric fuel and purchased power	0.05	(0.08)
Cost of natural gas sold and transported	0.00	0.09
Operating – electric segment	(0.05)	(0.11)
Operating – gas segment	0.00	0.02
Maintenance and repairs	(0.02)	(0.10)
Depreciation and amortization	0.00	(0.20)
Change in effective income tax rates	(0.04)	0.02
Other taxes	(0.01)	(0.06)
Interest charges	(0.01)	0.07
AFUDC	(0.02)	(0.23)
Other income and deductions	0.00	(0.01)
Dilutive effect of additional shares	(0.01)	(0.08)
Earnings Per Share – September 30, 2011	$ 0.60	$ 1.31

Earnings Conference Call

Brad Beecher, President and CEO, will host a conference call Friday, October 28, 2011, at 1:00 p.m. Eastern Time to discuss earnings for the third quarter and twelve months ended September 30, 2011. To phone in to the conference call, parties in the United States should dial 1-877-941-9205, any time after 12:45 p.m. Eastern Time. The presentation can also be accessed from Empire’s website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-800-406-7325 and entering passcode 4481007#. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 211,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Forms 10-K and 10-Q.

CONTACT:
The Empire District Electric Company
Media Communications:
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com
or
Investor Relations:
Jan Watson, 417-625-5108
Secretary – Treasurer
jwatson@empiredistrict.com